[Letterhead of KPMG LLP]                        Exhibit 99.2a




                         Independent Accountants' Report



The Board of Directors
First Republic Bank:


We have examined management's assertion, included in the accompanying Management Assertion, that First Republic Bank (the Bank) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2005. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

In our opinion, management's assertion that First Republic Bank complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005, is fairly stated, in all material respects.


                               /s/ KPMG LLP

March 15, 2006



FIRST REPUBLIC BANK
It's a privilege to serve you


Management Assertion


As of and for the year ended December 31, 2005, First Republic Bank (the Bank) complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. The Bank had in effect a fidelity bond insurance policy of $30,000,000 for the period from January 1, 2005 through December 31, 2005. The Bank had also in effect an error and omissions insurance policy in the amount of $5,000,000 for the period from January 1, 2005 to December 31, 2005.

As of and for this same period, the Company had in effect a fidelity bond along with an errors and omissions policy in the amounts of $100 million and $20 million, respectively.




/s/ James H. Herbert II                                         March 15, 2006
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President and Chief Executive Officer



/s/ Katherine August-deWilde                                    March 15, 2006
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Executive Vice President and Chief Operating Officer



/s/ Willis H. Newton, Jr.                                       March 15, 2006
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Executive Vice President Chief Financial Officer



/s/ Nancy Segreto                                               March 15, 2006
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Senior Vice President, Loan Operations